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                                                                   EXHIBIT 10.26

[COMERICA LOGO]

                                CREDIT AGREEMENT

        This CREDIT AGREEMENT is entered into as of January 5, 2000 by and between BROCADE COMMUNICATIONS, a Delaware corporation, with its principal place of business at 1901 Guadalupe Parkway, San Jose, California 95131 ("Borrower"), and COMERICA BANK-CALIFORNIA ("Bank"), a California banking corporation, with its principal place of business at 333 West Santa Clara Street, San Jose, California 95113.

                                    RECITALS

        A. Borrower wishes to obtain a standby letter of credit from Bank, and Bank desires to issue such standby letter of credit. This Agreement sets forth the terms on which Bank will issue the standby letter of credit to Borrower.

                                    AGREEMENT

        For good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as set forth below.

        1. CERTAIN DEFINITIONS AND INDEX TO DEFINITIONS.

                1.1 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP consistently applied.

                1.2 Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given in the UCC. As used herein, and unless otherwise defined herein, the following terms shall have the following respective meanings except as the context shall otherwise require:

                "Affiliate" means any Person, including any Person who is a director, officer, partner or manager of such Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a subsidiary; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any subsidiary; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.



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                "Agreement" means this Credit Agreement as it may be amended, supplemented or otherwise modified from time to time.

                "Borrower's Account" means any general deposit account of Borrower maintained with Bank.

                "Current Assets" means all assets of Borrower which should, in accordance with GAAP, be classified as current assets.

                "Current Liabilities" means all liabilities of Borrower which should, in accordance with GAAP, be classified as current liabilities, including the principal balance of any revolving credit facility and the current portion of long-term indebtedness required to be paid within one year, but excluding warranty reserve and deferred revenue.

                "Events of Default" -- See Section 10.

                "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

                "Indebtedness" means all items of indebtedness which, in accordance with GAAP would be deemed a liability as of the date as of which indebtedness is to be determined and shall also include all indebtedness and liabilities of others assumed or guaranteed or in respect of which such Borrower is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.

                "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                "Letter of Credit" means the standby letter of credit issued by Bank for the account of Borrower, and for the benefit of Speiker Properties in the amount of Six Million One Hundred Ninety Three Thousand Nine Hundred Four and 00/100 Dollars ($6,193,904.00).

                "Letter of Credit Agreement" means the Standby Letter of Credit Application and Agreement dated the date hereof by and between Borrower and Bank.

                "Letter of Credit Documents" means this Agreement, the Letter of Credit, and the Letter of Credit Agreement.



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                "Maturity Date" means September 30, 2002.

                "Obligations" means all obligations (monetary or otherwise) of Borrower to Bank arising under or in connection with the Letter of Credit Documents and all other documents, instruments and agreements (including financing statements and certificates) executed and delivered from time to time in connection with the Letter of Credit Documents.

                "Permitted Investment" means: (a) Investments existing on the Statement Date; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (c) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (d) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank.

                "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                "Quick Ratio" means the ratio of Current Assets to Current Liabilities.

                "Tangible Effective Net Worth" means net worth as determined in accordance with GAAP consistently applied, decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses, trade receivables converted to notes, and money due from affiliates (including officers, directors, subsidiaries and commonly held companies).

                "UCC" means the Uniform Commercial Code as is in effect in the State of California on the date of this Agreement.

        2. INCORPORATION BY REFERENCE.

                2.1 Letter of Credit Documents. The Letter of Credit Documents are incorporated herein by this reference.

        3. LETTER OF CREDIT.

                3.1 Issuance of Letters of Credit. Subject to the terms and conditions of the Letter of Credit Documents, Bank shall issue the Letter of Credit.

                3.2 Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of the Letter of Credit, and upon the payment by Bank of each draft under the Letter of



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Credit, in accordance with Bank's standard fees and charges in effect at the time the Letter of Credit is issued or amended or any draft is paid. In addition, Borrower shall prepay to Bank an annual fee with respect to the Letter of Credit in an amount equal to one half of one percent (0.50%) per annum of the original face amount of the Letter of Credit for the time period equal to the date of issuance of the Letter of Credit to and including the Maturity Date.

                3.3 Reimbursement by Borrower. Borrower shall immediately reimburse Bank for all sums paid by Bank on account of the Letter of Credit in accordance with the Letter of Credit Agreement. 3.4 Indemnity. Borrower shall indemnify Bank as set forth in the Letter of Credit Agreement.

                3.5 Payment of Drafts. Bank shall pay drafts as set forth in the Letter of Credit Agreement.

        4. PAYMENTS BY BORROWER.

                4.1 General. All payments hereunder shall be made by Borrower to Bank at Bank's offices set forth above, or at such other place as Bank may designate in writing, in lawful money of the United States.

                4.2 Debit of Borrower's Account. In order to satisfy any of the Obligations, Bank is hereby authorized by Borrower to initiate electronic debit or credit entries to Borrower's Account.

        5. CONDITIONS PRECEDENT.

                5.1 Issuance of the First Letter of Credit. As conditions precedent to Bank's obligation to issue the Letter of Credit under this Agreement, Borrower shall deliver, or cause to be delivered, to Bank:

                        5.1.1 A duly executed copy of this Agreement;

                        5.1.2 A duly executed copy of the Letter of Credit Agreement;

                        5.1.3 Borrowing resolution, in form satisfactory to Bank, evidencing that Borrower's officers have the appropriate authority to execute this Agreement and the Letter of Credit Agreement;

                        5.1.4 the UCC-1 Financing Statement of Imperial Bank shall have been terminated;

                        5.1.5 All representations and warranties of Borrower to Bank set forth in the Letter of Credit Documents shall be accurate and complete in all respects; and



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                        5.1.6 There shall not exist an Event of Default or an
event which with the giving of notice of passage of time, or both, would be an Event of Default.

        6. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants to Bank as follows:

                6.1 Capacity. Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized to do business in the jurisdictions in which its ownership of property or conduct of business legally requires such authorization, and has full power, authority, and legal right to own its properties and assets and to conduct its business as presently conducted or proposed to be conducted.

                6.2 Authority. Borrower has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of the Letter of Credit Documents to be executed by Borrower. The execution, delivery and performance of such Letter of Credit Documents have been duly authorized by all necessary action, and when duly executed and delivered, will be legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms.

                6.3 Compliance. The execution and delivery of the Letter of Credit Documents and compliance with their terms will not violate any provision of applicable law and will not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge, or encumbrance upon any properties of Borrower pursuant to, or constitute a default (with due notice or lapse o time or both) or result in an occurrence of an event pursuant to which any holder or holders of Indebtedness may declare the same due and payable under any indenture, agreement, order, judgment, or other instrument to which Borrower is a party or by which Borrower or its property may be bound or affected, or Borrower's charter documents or by-laws.

                6.4 Financial Statements. Borrower has furnished Bank with its balance sheet as of October 31, 1999 (the "Statement Date"), and related statements of income and retained earnings for the twelve (12) month period ending on the Statement Date. Such balance sheet and statements are correct and complete and fairly present the financial condition and results of operations of Borrower for such fiscal period.

                6.5 Material Adverse Events. Since the Statement Date, neither the business, properties, nor financial condition of Borrower has been materially and adversely affected in any way.

                6.6 Litigation. Except as heretofore disclosed by Borrower to Bank in writing, there are no actions or proceedings (whether or not purportedly on behalf of Borrower) pending, or to the knowledge of Borrower threatened, against or affecting Borrower at law or in equity or before or by any Person, which, if adversely determined, could have a material adverse



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effect on the business, properties, or financial condition of Borrower or which might materially affect the ability of Borrower to perform its obligations under the Letter of Credit Documents. Borrower is not in default with respect to any applicable laws or regulations which affect the operations or financial condition of Borrower, nor is it in default with respect to any other writ, injunction, demand, or decree of any court or any Person or in default under any indenture, agreement, or other instrument to which Borrower is a party or by which Borrower may be bound.

                6.7 Taxes. Borrower has filed or caused to be filed all tax returns which are required to be filed by it, pursuant to the laws, regulations, or orders of each Person with taxing power over Borrower or the assets of Borrower. Borrower has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or otherwise or pursuant to an assessment received by Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate. Borrower knows of no proposed material tax assessment against it and no extension of time for the assessment of federal, state, or local taxes of Borrower is in effect or has been requested, except as disclosed in the financial statements furnished to Bank.

        7. AFFIRMATIVE COVENANTS OF BORROWER. Until payment in full of the Obligations, Borrower agrees that: 7.1 Financial Statements, Reports and Certifications. Borrower shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower shall deliver to Bank the financial statements and other reports described below:

                7.1.1 Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, Borrower shall deliver its Form 10-Q Quarterly Report filed pursuant to the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations issued thereunder ("Exchange Act"), all as the same may be in effect at the time.

                        7.1.2 Annual Report. As soon as available and in any event within ninety (90) days after the end of each fiscal year, Borrower shall deliver its Form 10-K Annual Report filed pursuant to the Exchange Act.

                        7.1.3 Other Information. Borrower shall, upon request, furnish to Bank such information, statements, lists of property and accounts, budgets, forecasts, or reports as Bank may reasonably request with respect to the business, affairs, and financial condition of Borrower.

                7.2 Deposit Accounts. Borrower shall maintain its principal depository and operating accounts with Bank.



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                7.3 Expenses. Borrower shall pay all reasonable out-of-pocket expenses of Bank including, but not limited to, attorneys' fees and costs, incident to (a) preparation and negotiation of the Letter of Credit Documents and any amendments, extensions and renewal thereof, (b) the protection of the rights of Bank under the Letter of Credit Documents, or (c) defense by Bank against all claims against Bank relating to any of its acts of commission or omission directly or indirectly relating to the Letter of Credit Documents, all whether by judicial proceedings or otherwise. Borrower shall also pay and save Bank harmless from any and all liability with respect to any stamp or other taxes (other than transfer or income taxes) which may be determined to be payable in connection with the making of the Letter of Credit Documents.

                7.4 Notice of Events. Borrower shall at once give Bank written notice of any Event of Default or any event which with the giving or notice of passage of time, or both, would become an Event of Default.

                7.5 Performance of Other Covenants. Borrower shall observe and perform all covenants and agreements in any of the Letter of Credit Documents executed by Borrower.

        8. FINANCIAL COVENANTS OF BORROWER. Borrower covenants and agrees that until payment in full of all Obligations and termination of the Letter of Credit, unless Bank shall otherwise give its prior written consent, Borrower shall comply with all covenants in this Section 8.

                8.1 Quick Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a Quick Ratio of at least 2.00 to 1.0.

                8.2 Tangible Effective Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Effective Net Worth of not less than Sixty Five Million and 00/100 Dollars ($65,000,000.00), provided however that this amount shall be reset on an annual basis within one hundred twenty
(120) days of Borrower's fiscal year end.

                8.3 Profitability. Borrower shall have a minimum net profit greater than Zero and 00/100 Dollars ($0.00) on a rolling four quarter basis, provided however that Bank shall exclude from its profitability calculation for approved acquisitions, in process research and development charges and any other non-cash acquisition related write-offs.



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        9. NEGATIVE COVENANTS OF THE BORROWER. Until payment in full of the
Obligations, without the prior written consent of Bank, Borrower shall not:

                9.1 Liens. Create, incur, assume, or suffer to exist any lien (including any encumbrance or security interest) of any kind upon any of its assets, whether now owned or hereafter acquired, except: (a) liens disclosed in Borrower's financial statements dated the Statement Date; or (b) liens for purchase money obligations for Equipment; provided that: (i) the indebtedness secured by any such lien does not exceed the purchase price of such Equipment; and (ii) any such lien encumbers only the asset so purchased.

                9.2 Negative Pledge. Enter into any agreement with any third party which prohibits Borrower from granting Bank a security interest in any of the assets of Borrower.

                9.3 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its subsidiaries to Transfer, all or any part of its assets, business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its subsidiaries; or (iii) Transfers of worn-out or obsolete Equipment.

                9.4 Change in Business. Engage in any business, or permit any of its subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

                9.5 Change in Name. Change Borrower's name, or identity, or add any new fictitious name. Borrower will give Lender at least thirty (30) days advance written notice of any change of name or of any new trade name or fictitious business name. Borrower's use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

                9.6 Mergers or Acquisitions. Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, without the prior written consent of Bank, further provided that Borrower remains the surviving entity of any such merger or consolidation, Borrower's management remain in their current positions, and no Event of Default results from such merger or consolidation.

                9.7 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, provided that Borrower may repurchase its shares from former employees, directors and agents in accordance with any repurchase agreements so long as an Event of Default has not occurred or would exist after giving effect of such repurchase.



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                9.8 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its subsidiaries so to do, other than Permitted Investments.

                9.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

        10. EVENTS OF DEFAULT. One or more of the following events shall be an "Event of Default"):

                10.1 Payment Default. Borrower shall default in the due and punctual payment of the Obligations or any part thereof, when the same become due and payable, whether at maturity, upon acceleration, or otherwise;

                10.2 Covenant Default. If Borrower fails to perform any obligation hereunder or violates any of the covenants contained in this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Letter of Credit Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) business days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

                10.3 Material Adverse Change. If there occurs a material adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations;

                10.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) business days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or



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encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) business days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

                10.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) business days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

                10.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million and 00/100 Dollars ($1,000,000) or that could have a Material Adverse Effect;

                10.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) business days; or

                10.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Letter of Credit Document.

        11. REMEDIES. Upon the occurrence of an Event of Default, at the option of Bank, (a) Bank's obligations under this Agreement shall terminate and all Obligations shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Bank may, immediately and without expiration of any period of grace, enforce payment of all Obligations and exercise any and all other remedies granted to it at law, in equity, or otherwise, including, without limitation, under the Letter of Credit Documents, and (b) Borrower shall immediately pay to Bank, to be held by Bank as cash collateral, an amount equal to the undrawn amount of all Letters of Credit.



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        12. MISCELLANEOUS.

                12.1 Entire Agreement. This Agreement, together with the Letter of Credit Documents embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Bank or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

                12.2 No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

                12.3 Survival. All representations, warranties and agreements herein contained on the part of Borrower shall survive the making of advances hereunder and all such representations, warranties and agreements shall be effective so long as the Obligations arising pursuant to the terms of this Agreement remain unpaid or for such longer periods as may be expressly stated therein.

                12.4 Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Bank, and their respective successors and assigns, provided, however, that Borrower may not transfer its rights under this Agreement without the prior written consent of Bank.

                12.6 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.



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                12.7 Interpretation. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code Section 1654.

                12.8 Amendment and Waiver. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

                12.9 Headings. Section and paragraph headings and numbers have been set forth for convenience only.

                12.10 Venue. The parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall be instituted in any United States District Court or any court of the State of California located in Santa Clara County.

                12.11 JURY TRIAL WAIVER. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                12.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed



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counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement. 1.1

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



BROCADE COMMUNICATIONS




By: /s/ [Signature Illegible]
   ----------------------------------

Title: VP FINANCE -- CFO
      -------------------------------


COMERICA BANK-CALIFORNIA


/s/ MARY BETH SUHR
-------------------------------------
Vice President
Mary Beth Suhr
Vice President



                                      -13-